Exhibit 10.2

UNIVERSAL HEALTH SERVICES, INC.

2005 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

OPTION AGREEMENT, made as of the      day of                     , 200    , by and between UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation (the “Company”), and                     , a non-employee director of the Company (the “Optionee”), residing at                             .

WITNESSETH:

WHEREAS, pursuant to the Company’s 2005 Stock Incentive Plan (the “Plan”), the Company desires to afford the Optionee an opportunity to purchase shares of the Company’s Class B Common Stock, par value $.01 per share (the “Common Stock”), as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, the parties hereto agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee an option (the “Option”) to purchase all or any part of an aggregate of              shares of Common Stock on the terms and conditions hereinafter set forth. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercise Price. The purchase price of the shares of Common Stock covered by the Option shall be $             per share, which is not less than one hundred percent (100%) of the fair market value of a share of Common Stock on the date of grant. Payment shall be made in the manner prescribed in Paragraph 6 hereof.

3. Term of Option. The term of the Option shall be for a period of five (5) years from the date hereof, subject to earlier termination as provided in Paragraph 5 hereof. The Option shall be exercisable by the Optionee as follows: [(i) after the Option has been outstanding for              (from the date of grant), the Optionee may purchase      percent (    %) of the total shares subject to the Option; (ii) after the Option has been outstanding for             , the Optionee may purchase up to      percent (    %) of the total shares subject to the Option; (iii) after the Option has been outstanding for             , the Optionee may purchase up to      percent (    %) of the total shares subject to the Option; and (iv) after the Option has been outstanding for             , the Optionee may exercise the Option as to any or all of the shares subject thereto] Notwithstanding the preceding sentence, the Option shall immediately become fully exercisable upon a Change in Control (as defined in the Plan) of the Company.

4. Nontransferability. The Option may not be assigned or transferred except upon the Optionee’s death to a beneficiary designated by the Optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will or by the laws of descent and distribution, and the Option may be exercised during the Optionee’s lifetime only by the Optionee. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.

5. Termination of Service. Upon the termination of the Optionee’s service with the Company for any reason other than death or disability (as determined by the Board), (i) that portion of the Option, if any, which is not then exercisable shall immediately terminate, and (ii) that portion of the Option, if any, which is then exercisable may be exercised by the Optionee during the ninety (90) day period following such termination of service, but in no event later than the expiration date of the Option, and shall thereupon terminate. Upon the termination of the Optionee’s service with the Company on account of death or disability (as determined by the Board), the Option shall be immediately and automatically accelerated and become fully exercisable and shall remain exercisable by the Optionee (or by the Optionee’s personal representative, heir or legatee, in the event of death) during the one (1) year period following such termination of service, but in no event later than the expiration date of the Option, and shall thereupon terminate.

6. Method of Exercising Option. To the extent exercisable, the Option may be exercised in whole or in part by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any tax withholding obligations attributable to the exercise. The exercise price shall be payable in cash or by check, by means of a cashless exercise procedure, in the form of unrestricted shares of Common Stock (to the extent of the Fair Market Value thereof) or, subject to applicable law, by any other form of consideration deemed appropriate by the Committee.

7. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the proper address. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406-0958 (Attention: Corporate Secretary). Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee’s address set forth in the heading of this Agreement. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

8. Provisions of Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

9. Enforceability. This Agreement shall be binding upon the Optionee, his/her estate, his/her personal representatives and beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereto and supersedes any and all prior agreements and understandings between the parties hereto. This Agreement may not be modified, other than as provided in the Plan, except by written instrument executed by the parties hereto.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIVERSAL HEALTH SERVICES, INC.

By:
Name: Steve Filton
Title: Sr. Vice President and CFO

By:
Name: